Exhibit 99.1

Gaia Reports First Quarter 2019 Results

Revenues Increase 36% with Subscribers up 34%

BOULDER, CO, April 29, 2019 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the first quarter ended March 31, 2019.

First Quarter 2019 vs. Same Year-Ago Quarter

▪	36% increase in revenues driven by 34% subscriber growth
▪	Customer acquisition costs as a percentage of revenue declined to 69% in the first quarter of 2019 from 109% in the year-ago quarter
▪	Loss from operations reduced to $6.4 million from $8.0 million

“We made meaningful progress on improving the ratio of our life time value to cost per acquisition over 3:1 during the quarter,” said Jirka Rysavy, Gaia’s CEO. “Last week we also announced the initial line-up of our live events to be held in our new event space on our campus.”

Paul Tarell, Gaia’s CFO said: “The first quarter of 2019 represented consistent execution on the plan to maintain revenue growth of 30% and reduce our operating expenses as a percentage of revenue to reach EBITDA profitability by the end of September 2019 as planned.”

Gaia’s paying subscriber count increased to 562,000 on March 31, 2019, from 418,200 on March 31, 2018. Both counts give effect to the discontinuation of Gaia’s legacy Spiritual Cinema DVD club in the first quarter of 2019.

First Quarter 2019 Financial Results

Streaming revenues in the first quarter increased 36% to $12.5 million from $9.1 million in the year-ago quarter. This was primarily due to a 34% increase in paying subscribers versus March 31, 2018. Revenues before the effect of the discontinued operations increased to $12.9 million from $9.6 million.

Gross profit in the first quarter increased 36% to $10.9 million compared to $8.0 million in the year-ago quarter. Gross margin increased to 87.2% versus 87.1% in the year-ago quarter and Gaia expects to maintain gross margins at this level through 2019.

Total operating expenses in the first quarter increased to $17.3 million compared to $15.9 million in the year-ago quarter. This was primarily driven by increases in personnel-related costs over the past twelve months as Gaia has scaled operations to support higher revenues. Customer acquisition costs as a percentage of revenue declined to 69% in the first quarter of 2019 from 109% in the year-ago quarter. As a percentage of revenue, operating expenses declined to 139% in 2019 from 174% in 2018.

Loss from operations in the first quarter improved to $6.4 million from $8.0 million in the year-ago quarter.

Net loss from continuing operations in the first quarter was $6.4 million, or $(0.36) per share, compared to a net loss from continuing operations of $6.1 million, or $(0.40) per share, in the year-ago quarter.

As of March 31, 2019, Gaia had $22.3 million in cash. On April 26, 2019, Gaia refinanced its current line of credit set to expire in 2020. The new financing increased borrowing capacity to $17.0 million, fixed the interest rate, has recourse solely to Gaia’s corporate campus, and extended the maturity to 2022, with two one-year extension options and no prepayment penalty after two years.

Adjusted Summary Financial Information Reflecting Discontinuation of Spiritual Cinema DVD Club in Q1 2019

	Dec-15	Dec-16	Dec-17	Mar-18	Jun-18	Sep-18	Dec-18
Subscribers as Reported	133,000	202,300	364,500	421,000	466,000	515,000	550,000
Less: Spiritual Cinema Subscribers	(4,800)	(3,700)	(3,100)	(2,800)	(2,800)	(2,600)	(2,500)
Current Subscriber Count	128,200	198,600	361,400	418,200	463,200	512,400	547,500

(in thousands)	FY 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018		FY 2018
Revenues, net	$26,220	$ 9,138	$10,000	$10,942	$11,917		$41,997

Conference Call

Gaia is hosting a conference call today, April 29, 2019, beginning at 4:30 p.m. ET (2:30 p.m. MT). The conference call dial-in numbers are (800) 394-8218 (or (323) 701-0225 for international callers), passcode 9818875. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until May 13, 2019 by dialing (844) 512-2921 (or (412) 317-6671 for international callers), passcode 9818875.

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—to its subscribers in 185 countries with approximately 8,000 titles. Over 90% of its library is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives undertaken by us, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Liolios Investor Relations

(949) 574-3860

GAIA@liolios.com

GAIA, INC.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
(in thousands, except share and per share data)	2019	2018
	(unaudited)
ASSETS
Current assets:
Cash	$22,299	$29,964
Accounts receivable	1,905	1,334
Prepaid expenses and other current assets	2,534	3,192
Total current assets	26,738	34,490
Building and land, net	22,245	21,688
Media library, software and equipment, net	29,436	27,623
Goodwill	10,609	10,609
Investments and other assets	12,741	12,741
Total assets	$101,769	$107,151
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$7,797	$7,993
Deferred revenue	5,975	5,029
Total current liabilities	13,772	13,022
Line of credit	12,500	12,500
Deferred taxes	164	164
Total liabilities	26,436	25,686
Equity	75,333	81,465
Total liabilities and equity	$101,769	$107,151

GAIA, INC.

Condensed Consolidated Statement of Operations

	For the Three Months Ended March 31,
(in thousands, except per share data)	2019	2018
	(unaudited)
Revenues, net	$12,467	$9,138
Cost of revenues	1,600	1,181
Gross profit	10,867	7,957
Gross margin	87.2%	87.1%
Expenses:
Selling and operating	15,722	14,517
Corporate, general and administration	1,593	1,411
Total operating expenses	17,315	15,928
Loss from operations	(6,448)	(7,971)
Interest and other income, net	37	17
Loss before income taxes	(6,411)	(7,954)
Income tax benefit	—	(1,826)
Loss from continuing operations	$(6,411)	$(6,128)
Income (loss) from discontinued operations	(315)	93
Net loss	$(6,726)	$(6,035)
Income (loss) per share - basic and diluted:
Continuing operations	(0.36)	(0.40)
Discontinued operations	(0.02)	0.01
Basic and diluted net loss per share	$(0.38)	$(0.39)
Weighted-average shares outstanding:
Basic and diluted	17,890	15,364

As Historically Reported Before Discontinuation of Spiritual Cinema DVD Club	For the Three Months Ended March 31,
(in thousands, except per share data)	2019	2018
	(unaudited)
Net revenues
Streaming	$12,467	$9,138
DVD subscription and other	456	477
Total net revenues	12,923	9,615
Cost of revenues
Streaming	1,600	1,181
DVD subscription and other	71	91
Total cost of revenues	1,671	1,272
Gross profit	11,252	8,343
Gross margin	87.1%	86.7%

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